UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): August 28, 2003
                                                  ---------------




                        BNP Residential Properties, Inc.
             (Exact name of registrant as specified in its charter)



Maryland                                1-9496                 56-1574675
--------                                ------                 ----------
(State of incorporation)       (Commission File Number)      (IRS Employer
                                                          Identification No.)



             301 S. College Street, Suite 3850, Charlotte, NC 28202
               (Address or principal executive offices, Zip Code)


Registrant's telephone number  704/944-0100















                                                       Total number of pages: 2
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Item 5.  Other Events

ACQUISITION OF THE HARRINGTON APARTMENTS, CHARLOTTE, NORTH CAROLINA

         Effective August 28, 2003, BNP Residential Properties acquired The Harrington Apartments in Charlotte, North Carolina. We acquired this community from The Prudential Insurance Company of America for a contract price of $18.0 million, paid in cash.

         The 25-acre property contains 288 one-, two- and three-bedroom apartment homes. The property also includes a swimming pool, exercise facility and tennis court.

         We funded the Harrington acquisition primarily by the placement of a $14.4 million first deed of trust loan from SouthTrust Bank at LIBOR plus 1.75% for a three-year term, with an optional two-year extension. We funded the remainder by a draw on our existing line of credit with SouthTrust and cash on hand.

         BNP managed the property prior to acquisition.

         BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following this acquisition, BNP now owns and operates 20 apartment communities containing 4,859 apartments and provides third-party management services for 8 multi-family communities containing 2,061 units. In addition to the apartment properties, the Company owns 40 restaurant properties that we lease on a triple-net basis to a restaurant operator. We currently operate in the states of North Carolina, South Carolina and Virginia.

         BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.



                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BNP Residential Properties, Inc.
                                   (Registrant)



August 29, 2003                    by:   /s/ Pamela B. Bruno
                                      -----------------------------------
                                   Pamela B. Bruno
                                   Vice President, Controller and
                                   Chief Accounting Officer



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